UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2008

EDEN ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-31503
(Commission File Number)

98-0199981
(IRS Employer Identification No.)

Suite 1680 – 200 Burrard Street, Vancouver , British Columbia V6C 3L6 Canada
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0179

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

In August of 2005, we issued 6% Convertible Promissory Notes due August 25, 2008, in the aggregate principal amount of $9,075,000 to 13 investors, along with Series A Warrants expiring August 25, 2008.

On March 13, 2008, we entered into a Note and Warrant Amendment Agreement with one of the Note and Warrant holders (an accredited investor), whereby we amended the terms of the 6% Convertible Promissory Notes due August 25, 2008. In regards to the Note and Warrant held by the investor, pursuant to the Note and Warrant Amendment Agreement, the Conversion Price for the Note has been amended to $0.70 (approximately 80% of the closing price of the last 5 trading days ending February 29, 2008), the term of the Warrant has been amended to expire on August 25, 2009 and the exercise price of the Warrant has been amended to $1.10, unless the Warrant is exercised within 30 business days of the closing date of the Note and Warrant Amendment Agreement dated March 13, 2008, in which case the exercise price of the Warrant shall be $0.70. Finally, the definition of “Registrable

Securities” in the Registration Rights Agreement has been amended to mean the shares of common stock issuable upon the exercise of the Warrants.

On March 14, 2008, the investor converted $508,666.67 in principal and interest at a price of $0.70 into 726,667 shares of our common stock.

Item 3.02. Unregistered Sales of Equity Securities

We have agreed to issue 726,667 shares of our common stock to one accredited investor upon conversion of the Convertible Note referred to above. The aggregate amount of principal and interest converted by the Note holder investor was $508,666.67.

In consideration for their assistance with the amendments to Convertible Notes, we paid Midtown Partners & Co., LLC a commission of 3% of the aggregate principal and interest converted under the amended Notes, being $15,260.00.

Item 9.01 Financial Statements and Exhibits

10.1	Note and Warrant Amendment Agreement dated March 13, 2008 with SDS Capital Group SPC, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN ENERGY CORP.

/s/ Drew Bonnell
Drew Bonnell, Secretary, Treasurer and Director

Date: March 14, 2008